Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2023	2022
Revenue	$242,398	$217,072
Operating expenses:
Direct operating expenses(1)	191,899	178,959
Selling, general and administrative expenses(1)	54,996	51,957
Corporate expenses(1)	11,056	12,556
Depreciation and amortization	18,458	19,444
Other operating expense (income), net(2)	(99,702)	1,779
Operating income (loss)	65,691	(47,623)
Interest expense, net	(11,573)	(10,021)
Other income (expense), net	10,636	(11,810)
Income (loss) before income taxes	64,754	(69,454)
Income tax benefit (expense)	(42)	3,088
Consolidated net income (loss)	64,712	(66,366)
Less amount attributable to noncontrolling interest	23	—
Net income (loss) attributable to the Company	$64,689	$(66,366)

(1)Excludes depreciation and amortization.
(2)Other operating income, net, for the three months ended March 31, 2023 includes a gain of $96.4 million from sale of the business in Switzerland.